Exhibit 99

Dollar General Corporation Reports Second Quarter 2024 Results

Updates Financial Guidance for Fiscal Year 2024

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)-- Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal 2024 second quarter (13 weeks) ended August 2, 2024.

•	Net Sales Increased 4.2% to $10.2 Billion
•	Same-Store Sales Increased 0.5%
•	Operating Profit Decreased 20.6% to $550.0 Million
•	Diluted Earnings Per Share (“EPS”) Decreased 20.2% to $1.70
•	Year-to-Date Cash Flows From Operations of $1.7 Billion
•	Board of Directors Declares Quarterly Cash Dividend of $0.59 Per Share

“We made important progress on our Back to Basics plan in the second quarter,” said Todd Vasos, Dollar General’s chief executive officer. “However, despite advancing several of our operational goals and driving positive traffic growth, we are not satisfied with our financial results, including top line results below our expectations for the quarter.”

“While we believe the softer sales trends are partially attributable to a core customer who feels financially constrained, we know the importance of controlling what we can control. With the evolving retail and consumer landscape in mind, we are taking decisive action to further enhance our value and convenience offering, as well as the in-store experience for our associates and customers.”

“Dollar General has a long history of serving customers in a variety of macroeconomic environments, and we believe the actions we are taking will allow us to further strengthen our position and build on our Back to Basics progress, as we seek to deliver sustainable growth and long-term shareholder value.”

Second Quarter 2024 Highlights

Net sales increased 4.2% to $10.2 billion in the second quarter of 2024 compared to $9.8 billion in the second quarter of 2023. The net sales increase was primarily driven by positive sales contributions from new stores and growth in same-store sales, partially offset by the impact of store closures. Same-store sales increased 0.5% compared to the second quarter of 2023, driven by an increase in customer traffic, partially offset by a decrease in average transaction amount. Same-store sales in the second quarter of 2024 included growth in the consumables category, partially offset by declines in each of the seasonal, home, and apparel categories.

Gross profit as a percentage of net sales was 30.0% in the second quarter of 2024 compared to 31.1% in the second quarter of 2023, a decrease of 112 basis points. This gross profit rate decrease was primarily attributable to increased markdowns, increased inventory damages, a greater proportion of sales coming from the consumables category, and increased shrink. These factors were partially offset by a lower LIFO provision.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 24.6% in the second quarter of 2024 compared to 24.0% in the second quarter of 2023, an increase of 57 basis points. The primary expenses that were a greater percentage of net sales in the current year period were retail labor, depreciation and amortization, store occupancy costs, and utilities. These factors were partially offset by a decrease in incentive compensation.

Operating profit for the second quarter of 2024 decreased 20.6% to $550.0 million compared to $692.3 million in the second quarter of 2023.

Net interest expense for the second quarter of 2024 decreased 19.2% to $68.1 million compared to $84.3 million in the second quarter of 2023.

The effective income tax rate for the second quarter of 2024 was 22.3% compared to 22.9% in the second quarter of 2023. This lower effective income tax rate was primarily due to the effect of certain rate-impacting items, such as federal tax credits, on lower earnings before taxes.

The Company reported net income of $374.2 million for the second quarter of 2024, a decrease of 20.2% compared to $468.8 million in the second quarter of 2023. Diluted EPS decreased 20.2% to $1.70 for the second quarter of 2024 compared to diluted EPS of $2.13 in the second quarter of 2023.

Merchandise Inventories

As of August 2, 2024, total merchandise inventories, at cost, were $7.0 billion compared to $7.5 billion as of August 4, 2023, a decrease of 11.0% on a per-store basis.

Capital Expenditures

Total additions to property and equipment in the 26-week period ended August 2, 2024 were $696 million, including approximately: $255 million for improvements, upgrades, remodels and relocations of existing stores; $216 million related to store facilities, primarily for leasehold improvements, fixtures and equipment in new stores; $199 million for distribution and transportation-related projects; and $20 million for information systems upgrades and technology-related projects. During the second quarter of 2024, the Company opened 213 new stores, remodeled 478 stores, and relocated 25 stores.

Share Repurchases

In the second quarter of 2024, as planned, the Company did not repurchase any shares under its share repurchase program. The total remaining authorization for future repurchases was $1.4 billion at the end of the second quarter of 2024.

Under the authorization, repurchases may be made from time to time in open market transactions, including pursuant to trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or in privately negotiated transactions. The timing, manner and number of shares repurchased will depend on a variety of factors, including price, market conditions, compliance with the covenants and restrictions under the Company’s debt agreements, cash requirements, excess debt capacity, results of operations, financial condition and other factors. The authorization has no expiration date. See also “Fiscal Year 2024 Financial Guidance and Store Growth Outlook.”

Dividend

On August 28, 2024, the Company’s Board of Directors declared a quarterly cash dividend of $0.59 per share on the Company’s common stock, payable on or before October 22, 2024 to shareholders of record on October 8, 2024. While the Board of Directors currently intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, excess debt capacity, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2024 Financial Guidance and Store Growth Outlook

The Company is updating its financial guidance provided on May 30, 2024, primarily to reflect the softer sales trends and related gross margin impacts, which are anticipated to continue through the remainder of the 52-week fiscal year ending January 31, 2025 (“fiscal year 2024”).

The Company now expects the following for fiscal year 2024:

•	Net sales growth in the range of approximately 4.7% to 5.3%, compared to its previous expectation of approximately 6.0% to 6.7%
•	Same-store sales growth in the range of approximately 1.0% to 1.6%, compared to its previous expectation in the range of 2.0% to 2.7%

•	Diluted EPS in the range of approximately $5.50 to $6.20, compared to its previous expectation of approximately $6.80 to $7.55
○	The Company now expects an immaterial impact to EPS from incentive compensation expense, compared to its previous expectation of an estimated negative impact to EPS of approximately $0.50
○	Diluted EPS guidance assumes an effective tax rate of approximately 23%, compared to its previous expectation in the range of approximately 22.5% to 23.5%

The Company continues to expect the following for fiscal year 2024:

•	Capital expenditures, including those related to investments in the Company’s strategic initiatives, in the range of $1.3 billion to $1.4 billion
•	2,435 real estate projects, including 730 new store openings, 1,620 remodels, and 85 store relocations

The Company’s financial guidance also continues to assume no share repurchases in fiscal year 2024.

Conference Call Information

The Company will hold a conference call on August 29, 2024 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and Kelly Dilts, chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13747555. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through September 26, 2024, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13747555.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans, intentions or beliefs, including, but not limited to, statements made within the quotation of Mr. Vasos, and in the sections entitled “Share Repurchases,” “Dividend,” and “Fiscal Year 2024 Financial Guidance and Store Growth Outlook.” A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “can,” “believe,” “anticipate,” “plan,” “project,” “expect,” “estimate,” “target,” “forecast,” “accelerate,” “predict,” “position,” “assume,” “opportunities,” “prospects,” “investments,” “intend,” “continue,” “future,” “beyond,” “ongoing,” “potential,” “long-term,” “longer term,” “near-term,” “guidance,” “goal,” “outcome,” “uncertainty,” “look to,” “seek,” “move into,” “moving forward,” “looking ahead,” “years ahead,” “subject to,” “committed,” “confident,” “focus on,” or “likely to,” and similar expressions that concern the Company’s outlook, strategies, plans, initiatives, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions and estimates that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

•	economic factors, including but not limited to employment levels; inflation (and the Company’s ability to adjust prices sufficiently to offset the effect of inflation); pandemics (such as the COVID-19 pandemic); higher fuel, energy, healthcare, housing and product costs; higher interest rates, consumer debt levels, and tax rates; lack of available credit; tax law changes that negatively affect credits and refunds; decreases in, or elimination of, government assistance programs or subsidies such as unemployment and food/nutrition assistance programs, student loan repayment forgiveness and economic stimulus payments; commodity rates; transportation, lease and insurance costs; wage rates (including the heightened possibility of increased federal, and further increased state and/or local minimum wage rates/salary levels); foreign exchange rate fluctuations; measures that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations and their effect on, as applicable, customer spending and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, the Company’s SG&A expenses (including real estate costs), and the Company’s sales and profitability;

•	failure to achieve or sustain the Company’s strategies, initiatives and investments, including those relating to merchandising (including those related to non-consumable products), real estate and new store development, international expansion, store formats and concepts, digital, marketing, shrink, damages, sourcing, private brand, inventory management, supply chain, private fleet, store operations, expense reduction, technology, pOpshelf, self-checkout, and DG Media Network;

•	competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, and alliances or other business combinations;

•	failure to timely and cost-effectively execute the Company’s real estate projects or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new countries or domestic markets, states, or urban or suburban areas;

•	levels of inventory shrinkage and damages;

•	failure to successfully manage inventory balances and in-stock levels, as well as to predict customer trends;

•	failure to maintain the security of the Company’s business, customer, employee or vendor information or to comply with privacy laws, or the Company or one of its vendors falling victim to a cyberattack (which risk is heightened as a result of political uncertainty involving China, the conflict between Russia and Ukraine and the conflict in the Middle East) that prevents the Company from operating all or a portion of its business;

•	damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing, implementing or integrating new technology;

•	a significant disruption to the Company’s distribution network, the capacity of the Company’s distribution centers or the timely receipt of inventory; increased fuel or transportation costs; issues related to supply chain disruptions or seasonal buying pattern disruptions; or delays in constructing, opening or staffing new distribution centers (including temperature-controlled distribution centers);

•

risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade (for example, political uncertainty involving China and disruptive political events such as the conflict between Russia and Ukraine and the conflict in the Middle East);

•	natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks or other health crises (for example, the COVID-19 pandemic), political or civil unrest, acts of war, violence or terrorism, and disruptive global political events (for example, political uncertainty involving China, the conflict between Russia and Ukraine and the conflict in the Middle East);

•	product liability, product recall or other product safety or labeling claims;
•	incurrence of material uninsured losses, excessive insurance costs or accident costs;

•	failure to attract, develop and retain qualified employees while controlling labor costs (including the heightened possibility of increased federal, and further increased state and/or local minimum wage rates/salary levels, including the effects of regulatory changes related to the overtime exemption under the Fair Labor Standards Act if implemented as currently written) and other labor issues, including employee safety issues and employee expectations and productivity;

•

loss of key personnel or inability to hire additional qualified personnel, ability to successfully execute management transitions within the Company’s senior leadership; or inability to enforce non-compete agreements that we have in place with management personnel or enter into new non-compete agreements;

•	risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate at expected levels;
•	failure to protect the Company’s reputation;
•	seasonality of the Company’s business;

•	the impact of changes in or noncompliance with governmental regulations and requirements, including, but not limited to, those dealing with the sale of products, including without limitation, product and food safety, marketing, labeling or pricing; information security and privacy; labor and employment; employee wages, salary levels and benefits (including the heightened possibility of increased federal, and further increased state and/or local minimum wage rates and the effects of regulatory changes related to the overtime exemption under the Fair Labor Standards Act if implemented as currently written); health and safety; real property; public accommodations; imports and customs; transportation; intellectual property; bribery; climate change; and environmental compliance (including required public disclosures related thereto), as well as tax laws (including those related to the federal, state or foreign corporate tax rate), the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate, and developments in or outcomes of private actions, class actions, multi-district litigation, arbitrations, derivative actions, administrative proceedings, regulatory actions or other litigation or of inquiries from federal, state and local agencies, regulatory authorities, attorneys general, committees, subcommittees and members of the U.S. Congress, and other local, state, federal and international governmental authorities;

•	new accounting guidance or changes in the interpretation or application of existing guidance;
•	deterioration in market conditions, including market disruptions, adverse conditions in the financial markets including financial institution failures, limited liquidity and interest rate increases, changes in the Company’s credit profile (including any downgrade to our credit ratings), compliance with covenants and restrictions under the Company’s debt agreements, and the amount of the Company’s available excess capital;
•	the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and
•	such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements as a result of new information, future events or circumstances, or otherwise, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation

Dollar General Corporation (NYSE: DG) is proud to serve as America’s neighborhood general store. Founded in 1939, Dollar General lives its mission of Serving Others every day by providing access to affordable products and services for its customers, career opportunities for its employees, and literacy and education support for its hometown communities. As of August 2, 2024, the Company’s 20,345 Dollar General, DG Market, DGX and pOpshelf stores across the United States and Mi Súper Dollar General stores in Mexico provide everyday essentials including food, health and wellness products, cleaning and laundry supplies, self-care and beauty items, and seasonal décor from our high-quality private brands alongside many of the world’s most trusted brands such as Coca Cola, PepsiCo/Frito-Lay, General Mills, Hershey, J.M. Smucker, Kraft, Mars, Nestlé, Procter & Gamble and Unilever.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	August 2,	August 4,	February 2,
	2024	2023	2024
ASSETS
Current assets:
Cash and cash equivalents	$1,222,691	$353,018	$537,283
Merchandise inventories	7,000,569	7,531,459	6,994,266
Income taxes receivable	61,495	151,730	112,262
Prepaid expenses and other current assets	439,487	377,772	366,913
Total current assets	8,724,242	8,413,979	8,010,724
Net property and equipment	6,269,480	5,624,129	6,087,722
Operating lease assets	11,220,287	10,755,172	11,098,228
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,199,700	1,199,700	1,199,700
Other assets, net	61,467	63,988	60,628
Total assets	$31,813,765	$30,395,557	$30,795,591

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$769,194	$-	$768,645
Current portion of operating lease liabilities	1,425,680	1,331,433	1,387,083
Accounts payable	3,869,267	3,681,634	3,587,374
Accrued expenses and other	1,064,845	1,013,594	971,890
Income taxes payable	12,201	7,261	10,709
Total current liabilities	7,141,187	6,033,922	6,725,701
Long-term obligations	6,235,166	7,295,215	6,231,539
Long-term operating lease liabilities	9,783,954	9,409,193	9,703,499
Deferred income taxes	1,138,829	1,119,114	1,133,784
Other liabilities	254,391	240,408	251,949
Total liabilities	24,553,527	24,097,852	24,046,472

Commitments and contingencies

Shareholders' equity:

Preferred stock	-	-	-
Common stock	192,423	192,039	192,206
Additional paid-in capital	3,788,091	3,724,200	3,757,005
Retained earnings	3,277,439	2,380,451	2,799,415
Accumulated other comprehensive income (loss)	2,285	1,015	493
Total shareholders' equity	7,260,238	6,297,705	6,749,119
Total liabilities and shareholders' equity	$31,813,765	$30,395,557	$30,795,591

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(In thousands, except per share amounts)

(Unaudited)

	For the Quarter Ended
	August 2,	% of Net	August 4,	% of Net
	2024	Sales	2023	Sales
Net sales	$10,210,361	100.00%	$9,796,181	100.00%
Cost of goods sold	7,150,882	70.04	6,751,495	68.92
Gross profit	3,059,479	29.96	3,044,686	31.08
Selling, general and administrative expenses	2,509,517	24.58	2,352,372	24.01
Operating profit	549,962	5.39	692,314	7.07
Interest expense, net	68,130	0.67	84,337	0.86
Income before income taxes	481,832	4.72	607,977	6.21
Income tax expense	107,642	1.05	139,142	1.42
Net income	$374,190	3.66%	$468,835	4.79%

Earnings per share:
Basic	$1.70		$2.14
Diluted	$1.70		$2.13
Weighted average shares outstanding:
Basic	219,904		219,403
Diluted	220,065		219,952

	For the 26 Weeks Ended
	August 2,	% of Net	August 4,	% of Net
	2024	Sales	2023	Sales
Net sales	$20,124,382	100.00%	$19,139,013	100.00%
Cost of goods sold	14,072,754	69.93	13,138,853	68.65
Gross profit	6,051,628	30.07	6,000,160	31.35
Selling, general and administrative expenses	4,955,562	24.62	4,566,988	23.86
Operating profit	1,096,066	5.45	1,433,172	7.49
Interest expense, net	140,563	0.70	167,375	0.87
Income before income taxes	955,503	4.75	1,265,797	6.61
Income tax expense	217,996	1.08	282,582	1.48
Net income	$737,507	3.66%	$983,215	5.14%

Earnings per share:
Basic	$3.35		$4.48
Diluted	$3.35		$4.47
Weighted average shares outstanding:
Basic	219,826		219,298
Diluted	220,059		220,029

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the 26 Weeks Ended
	August 2,	August 4,
	2024	2023
Cash flows from operating activities:
Net income	$737,507	$983,215
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	471,079	410,287
Deferred income taxes	5,045	58,147
Noncash share-based compensation	34,641	33,893
Other noncash (gains) and losses	39,876	57,367
Change in operating assets and liabilities:
Merchandise inventories	(23,369)	(817,001)
Prepaid expenses and other current assets	(75,427)	(78,358)
Accounts payable	306,290	107,810
Accrued expenses and other liabilities	109,762	(12,438)
Income taxes	52,259	(17,613)
Other	(4,934)	1,412
Net cash provided by (used in) operating activities	1,652,729	726,721

Cash flows from investing activities:
Purchases of property and equipment	(695,683)	(767,935)
Proceeds from sales of property and equipment	1,525	3,234
Net cash provided by (used in) investing activities	(694,158)	(764,701)

Cash flows from financing activities:
Issuance of long-term obligations	-	1,498,260
Repayments of long-term obligations	(10,341)	(8,843)
Net increase (decrease) in commercial paper outstanding	-	(1,205,400)
Borrowings under revolving credit facilities	-	500,000
Repayments of borrowings under revolving credit facilities	-	(500,000)
Costs associated with issuance of debt	-	(12,448)
Payments of cash dividends	(259,482)	(258,885)
Other equity and related transactions	(3,340)	(3,262)
Net cash provided by (used in) financing activities	(273,163)	9,422

Net increase (decrease) in cash and cash equivalents	685,408	(28,558)
Cash and cash equivalents, beginning of period	537,283	381,576
Cash and cash equivalents, end of period	$1,222,691	$353,018

Supplemental cash flow information:
Cash paid for:
Interest	$167,463	$177,063
Income taxes	$159,145	$242,052
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$842,846	$745,786
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$123,740	$171,527

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Selected Additional Information

(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	August 2,	August 4,
	2024	2023	% Change
Consumables	$8,397,217	$7,921,622	6.0%
Seasonal	1,054,762	1,076,161	-2.0%
Home products	480,223	516,645	-7.0%
Apparel	278,159	281,753	-1.3%
Net sales	$10,210,361	$9,796,181	4.2%

	For the 26 Weeks Ended
	August 2,	August 4,
	2024	2023	% Change
Consumables	$16,608,067	$15,504,504	7.1%
Seasonal	2,018,276	2,038,842	-1.0%
Home products	959,014	1,047,834	-8.5%
Apparel	539,025	547,833	-1.6%
Net sales	$20,124,382	$19,139,013	5.1%

Store Activity

	For the 26 Weeks Ended
	August 2,	August 4,
	2024	2023
Beginning store count	19,986	19,104
New store openings	410	427
Store closings	(51)	(43)
Net new stores	359	384
Ending store count	20,345	19,488
Total selling square footage (000's)	154,478	146,422
Growth rate (square footage)	5.5%	5.9%

Contacts

Investor Contact:

investorrelations@dollargeneral.com

Media Contact:

dgpr@dollargeneral.com

Source: Dollar General Corporation